Exhibit 3.5

CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

CV THERAPEUTICS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

CV THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company (the “Board”) as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 5, 2004:

Whereas, the Board, at a meeting duly called and held on February 2, 1999, designated 300,000 shares of the Company’s Preferred Stock as Series A Junior Participating Preferred Stock, and fixed the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of the Series A Junior Participating Preferred Stock (in addition to the provisions set forth in the Company’s Amended and Restated Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series) in a Certificate of Designation, which was filed with the Secretary of State of the State of Delaware on February 5, 1999 (as filed, the “Certificate of Designation”);

Resolved, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Board hereby designates an additional 550,000 shares of the Company’s Preferred Stock as Series A Junior Participating Preferred Stock, such that an aggregate of 850,000 shares of the Company’s Preferred Stock shall be designated as Series A Junior Participating Preferred Stock, with the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions of such shares of Series A Junior Participating Preferred Stock (in addition to the provisions set forth in the Company’s Amended and Restated Certificate of Incorporation of the Company, which are applicable to the Preferred Stock of all classes and series) as specified in the Certificate of Designation.

In Witness Whereof, the undersigned have executed this certificate as of February 23, 2004.

/s/ LOUIS G. LANGE

Louis G. Lange, M.D., Ph.D.
Chairman of the Board and Chief Executive Officer

/s/ ALAN C. MENDELSON

Alan C. Mendelson, Esq. Secretary